ACCOUNTANTS' CONSENT


The Board of Directors
Micro General Corporation:

We consent to incorporation by reference in the Registration Statements
No. 33-22240, No. 2-85485 and No. 2-92490 on Form S-8 of Micro General Corporation (the Company) of our report dated March 6, 1997, relating to the balance sheets of Micro General Corporation as of December 31, 1996 and December 31, 1995 and the related statements of operations, shareholders' equity and cash flows in the three-year period ended December 31, 1996 and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Micro General Corporation.

Our report, dated March 6, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited working capital resources which raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.



/s/ KPMG PEAT MARWICK LLP



Orange County, California
March 28, 1997